Exhibit 99.1

             The J. M. Smucker Company Announces Strategic Actions

                       Selling U.S. Industrial Business

       Closing of Salinas, California, Facility by End of Calendar 2005

                Restructuring of U.S. Distribution Operations


    ORRVILLE, Ohio, Nov. 29 /PRNewswire-FirstCall/ -- The J. M. Smucker Company (NYSE: SJM) today announced several actions to refine its portfolio and improve its cost base as well as service levels in support of its long-term strategy.

    The Company's strategy is to own and market leading North American icon brands sold in the center of the store. In support of this strategy, through its Supply Chain Optimization Project (SCOP), the Company continues to optimize its production capacity, improve productivity and operating efficiencies as well as lower its overall cost base and improve its services. As a result, the Company has announced its intent to sell its U.S. industrial business, discontinue operations at its Salinas, California, facility and restructure its U.S. distribution operations.


    Refine Strategic Focus:  Sale of Industrial Business

    Over the past two years, the Company has continuously acted to improve the margins of its industrial business by exiting low margin contracts in excess of $50 million. Though margins have improved, the Company has decided to sell its U.S. industrial business in support of its branded strategy. The Company has entered into an agreement to sell its industrial bakery ingredients business, located in Orrville, Ohio, to Baldwin Richardson Foods Co., a privately owned food company located in Chicago, Illinois. The sale is expected to close by the end of calendar year 2004. The Company will continue production of industrial bakery ingredients for Baldwin Richardson through September 2005.

    The Company has also entered into a separate letter of intent to sell its dairy ingredients business, manufactured in both Oxnard, California, as well as Orrville, Ohio, to Sabroso Company, a privately owned producer and distributor of fruit products headquartered in Medford, Oregon. The sale is expected to close by the end of the Company's fiscal 2005 third quarter. Smucker will continue to operate the Oxnard plant as a fruit processing facility.

    The industrial businesses will continue to be reported in continuing operations through their divestiture period. The net impact on fiscal 2005 earnings is not anticipated to be material. Industrial sales planned for 2005 are approximately $60 million.


    Further SCOP Initiatives: Closing of Salinas, California, Facility and Restructuring of Distribution Operations

    The Company's SCOP initiative is an ongoing project that supports its branded product strategy with the goal of providing the lowest delivered costs to its customers. In support of this program, the Company has announced plans to discontinue operations and close its Salinas, California, facility and redistribute the production to the Orrville, Ohio, and Memphis, Tennessee, facilities. The Company expects to close the plant by the end of calendar year 2005. In addition, as part of an ongoing focus on efficiency, the Company will revise its distribution network to better meet the needs of its consumers and customers.

    Reflecting on today's announcement, Tim Smucker, chairman and co-chief executive officer, commented, "In following our Basic Beliefs, we are committed to being fair in assisting each employee affected by these decisions. We will strive to make an orderly transition over the next 12 months, as we continue to implement our strategy. While these are difficult decisions, we believe they are important in positioning the Company for future growth."

    As a result of the announced actions, the Company expects to record additional restructuring charges of approximately $15 million, of which an estimated $6 million will be recorded in the current fiscal year and the remainder in fiscal 2006. Included in the restructuring charges are cash outlays of approximately $13 million that relate primarily to severance-related costs and equipment relocation expenses. The Company estimates that the annual pretax benefit from the restructuring will be approximately
$4 million to $6 million upon full implementation. At least one-third of that amount is expected to be realized in fiscal 2006 and the full amount should begin to be realized in fiscal 2007. These benefits represent a combination of a reduction in overhead related to the closed facilities and a reduction in overall delivered costs.


    About The J. M. Smucker Company

    The J. M. Smucker Company ( www.smuckers.com ) was founded in 1897 when the Company's namesake and founder sold his first product -- apple butter -- from the back of a horse-drawn wagon. Today, over a century later, the Company is the market leader in fruit spreads, peanut butter, shortening and oils, ice cream toppings, and health and natural foods beverages in North America under such icon brands as Smucker's(R), Jif(R), and Crisco(R). In June 2004, the Company expanded its family of products to include such brands as Pillsbury(R) baking mixes and ready-to-spread frostings; Hungry Jack(R) pancake mixes, syrups and potato side dishes, and Martha White(R) baking mixes and ingredients in the U.S., along with Robin Hood(R) flour and baking mixes, and Bick's(R) pickles and condiments in Canada. For over 107 years, The J. M. Smucker Company has been headquartered in Orrville, Ohio, and has been family run for four generations. The J. M. Smucker Company was recognized as the top company in FORTUNE Magazine's 2003 annual survey of The 100 Best Companies to Work For and has ranked consistently in the top 25 companies each year since FORTUNE began the list in 1998. The J. M. Smucker Company has over 4,500 employees worldwide and distributes products in more than 45 countries.


    The J. M. Smucker Company Forward-Looking Language

    This press release contains forward-looking statements, including statements regarding estimates of future earnings and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially. Uncertainties that could affect actual results include, but are not limited to, the timing of the close of the proposed sale of the industrial businesses, the timing and costs associated with both the closing of the Salinas, California, facility as well as the restructuring of the distribution network, the realization of expected savings, and other factors affecting share prices and capital markets generally. Other risks and uncertainties that may materially affect the Company are detailed from time to time in the respective reports filed by the Company with the Securities and Exchange Commission, including Forms 10-Q, 10-K, and 8-K.



SOURCE  J. M. Smucker Company
    -0-                             11/29/2004
    /CONTACT: Investors, Mark R. Belgya, Vice President and Treasurer, or Media, Maribeth Badertscher, Manager, Corporate Communications, both of The J.
M. Smucker Company, +1-330-682-3000/
    /Web site:  http://www.smuckers.com /
    (SJM)

CO:  J. M. Smucker Company; Baldwin Richardson Foods Co.; Sabroso Company
ST:  Ohio
IN:  FOD REA
SU:  TNM